Exhibit 10(ff)

G&K SERVICES, INC.
RESTATED EQUITY INCENTIVE PLAN (2013)

TERMS OF EMPLOYEE
RESTRICTED STOCK UNIT GRANT (CANADA)

Pursuant to a letter (the “Grant Letter”) addressed and delivered to you from G&K Services, Inc. (the “Company”), and subject to your acceptance in accordance with paragraph 1 below, the Compensation Committee (the “Committee”) of the Company’s Board of Directors has approved a grant to you of Restricted Stock Units (the “RSUs”) relating to Class A Common Stock, $0.50 par value per share, of the Company (the “Shares”) pursuant to the terms of the G&K Services, Inc. Restated Equity Incentive Plan (2013) (the “Plan”). A copy of the Plan is enclosed herewith. The terms of your RSUs are governed by the provisions of the Plan generally and the specific terms set forth below. Your Grant Letter and this statement of terms are your Award Agreement under the Plan. In the event of any conflict or inconsistency between the terms set forth below and the provisions of the Plan, the provisions of the Plan shall govern and control.

1.	Grant of RSUs
Subject to your acceptance in accordance with this paragraph 1, the Company hereby grants to you the aggregate number of RSUs set forth in the Grant Letter, in accordance with the Plan (the “RSU Award”). To accept the RSU Award, you must, within 14 days of the Grant Date, log into your account at http://www.computershare.com/employee/us and select the ‘Acknowledge Grant’ button associated with your grant. By accepting the RSU Award, you acknowledge and agree that you have reviewed the terms of Plan and the Award Agreement and agree to be bound by those terms.

2. Taxes
You are responsible for all taxes or other governmental charges with respect to the RSU Award and the RSUs granted to you, whether as a result of the grant, vesting or settlement of the RSUs or otherwise and the Company shall not be liable for any adverse tax consequences to you. You are advised to consult with your own personal tax, financial and/or legal advisors regarding the tax consequences of this RSU Award, in your particular circumstances, and by accepting the RSU Award in accordance with paragraph 1, you agree that you done so or knowingly and voluntarily declined to do so.

3. Restrictions
You agree that at all times prior to the vesting of the RSUs as contemplated by paragraph 4 below:

a)	You will not sell, transfer, pledge, hypothecate or otherwise encumber the RSUs; and

b)
If your employment with the Company is voluntarily or involuntarily terminated for any reason whatsoever, or you violate the terms of any confidentiality agreement, non-solicitation covenant or covenant not to compete, however delineated, subject to paragraph 4 below, all RSUs that remain subject to the restrictions set forth in this paragraph 3 shall be immediately forfeited without any action on your part.

4. Vesting

a)
Except as set forth in subparagraphs 4(b), 4(c) and 4(d) below, the restrictions set forth in paragraph 3 above shall lapse, and the RSUs shall become vested with respect to one-third of the RSUs on the one year anniversary of the “Grant Date” set forth in the Grant Letter, and one-third of the RSUs on each of the next two successive anniversaries of such date (each individually a “Vesting Date”), except that, if the anniversary of the Grant Date falls between November 30 and December 31, the Vesting Date for the third calendar year shall be November 30 of that year.

b)
Subject to sections 4(c) and (d), in the event that you cease to be an employee of the Company prior to any Vesting Date for any reason the RSUs scheduled to vest on such Vesting Date, and all RSUs scheduled to vest in the future, shall not vest and shall be forfeited and cancelled effective as at the date that you ceased to be an employee (the “Termination Date”), as determined by the Company, in its sole discretion, without regard, in the case of a termination of your employment by the Company, to any statutory or common law severance period or any period of reasonable notice that the Company may be required by law to provide to you. Effective as at the Termination Date, all rights to and under such forfeited and cancelled RSUs shall terminate and no payment shall be made to you in relation to such cancelled RSUs.

c)
If on or prior to your Termination Date, you have attained the age of 60 and have completed at least five years of continuous service with the Company, then paragraph 4(b) shall not apply to your RSUs. As at the Termination Date, the restrictions set forth in paragraph 3 above shall lapse with respect to that portion of the RSUs that is not yet vested as set forth in subparagraph 4(a) above and such unvested RSUs shall vest in two substantially equal installments, the first installment to vest on your Termination Date and the second installment to vest on the earliest of (i) the first anniversary of your Termination Date; (ii) the third anniversary of the Grant Date, or (iii) November 30 of the calendar year in which the third anniversary of your Grant Date occurs. Each date of vesting for purposes of this paragraph 4(c) shall be a Vesting Date for purposes of section 5 below.

d)
If you should die or your employment is terminated as a result of a disability prior to the third anniversary of the Grant Date (or if earlier, November 30 of the calendar year in which the third anniversary of your Grant Date occurs), while you are an employee of the Company or any of its subsidiaries, then paragraph 4(b) shall not apply to your RSUs. The restrictions set forth in paragraph 3 above shall lapse and any unvested RSUs shall become vested, in the case of death, on the day that immediately precedes the date of your death and, in the case of disability, the date the Committee makes the determination that you have a disability. For purposes hereof, you will be considered to have a “disability” if you have physical, mental or emotional limits caused by a current sickness or injury and, due to these limits, you are not able to perform, on a full-time basis, the major duties of your own job with or without reasonable accommodation (e.g., if you are required, on average, to work more than 40 hours per week, you will not be considered to have a “disability” if you are able to perform the major duties of your employment for 40 hours per week); you will not be considered to have a disability if you perform any work for wage or profit, and the loss of a professional or occupational license will not, in and of itself, constitute a “disability.” The date of vesting for purposes of this paragraph 4(d) shall be a Vesting Date for purposes of section 5 below.

e)
In no circumstances will RSUs vest after the earlier of the earlier of third anniversary of the Grant Date and November 30 of the third calendar year following the end of the year in which the RSUs are granted to you. Effective as at December 1 of such third calendar year, any unvested RSUs shall be cancelled and no payments shall be made in respect of such cancelled RSUs.

5. Settlement
Within 30 days after the Vesting Date of RSUs, the Company shall pay you (or your legal representative) an amount equal to the Fair Market Value of a Share on such Vesting Date times the number of RSUs that became vested on such Vesting Date. Such RSUs shall thereupon be cancelled and no further amounts paid with respect to them. Notwithstanding any other terms of the Plan or the Award Agreement, payments in respect of vested RSUs must be paid in full on or before December 31 of the third calendar year following the end of the year in which the Grant Date occurs.

6.	Dividend Equivalent Rights
As and when cash dividends are paid on Shares held by Shareholders of the Company, you will be paid an amount equal to the cash dividend paid on a single Share, multiplied by the number of RSUs not yet cancelled or forfeited, that are held by you on the record date of the dividend payment. Such dividend equivalent payments shall be treated as employment income received by you in the year of payment.

7.	Copy of Plan
By accepting the RSUs, you acknowledge receipt of a copy of the Plan, the terms and conditions of which are hereby incorporated herein by reference and made a part hereof by reference as if set forth in full.

8.	Administration
The agreement and understanding regarding the RSUs shall at all times be subject to the terms and conditions of the Plan. The Committee shall have the sole and complete discretion with respect to all matters reserved to it by the Plan and decisions of the Committee with respect thereto and to the terms set forth herein shall be final and binding upon you. In the event of any conflict between the provisions set forth herein and those set forth in the Plan, the provisions of the Plan shall govern and control.

9.	Continuation of Employment
The agreement and understanding regarding the RSUs shall not confer upon you, and shall not be construed to confer upon you, any right to continue in the employ of the Company for any period of time, and shall not limit the rights of the Company in its sole discretion, to terminate your employment at any time, with or without cause, for any reason or no reason, or to change your assignment or rate of compensation.

10.	Withholding of Tax
The Company may take such reasonable steps for the deduction and withholding of any taxes and other required source deductions which the Company is required by law or regulation of any governmental authority whatsoever to remit in connection with the RSU Award. Without limiting the generality of the foregoing, the Company shall deduct and withhold those amounts it is required to remit from any cash payment made on the settlement of the RSUs and/or, to the extent necessary, from remuneration or other amounts payable to you.

11.	No Rights as a Shareholder
You understand that the issuance of RSUs to you will not make you a shareholder with respect to the RSUs and you shall have no rights of a shareholder with respect to such RSUs, including the right to vote any Shares or to receive any dividends or other distributions paid with respect to any Shares other than as specifically set forth herein. The RSUs shall be subject to the restrictions set forth in paragraph 2 above.

12.
Non Transferability. No RSUs may be transferred, pledged or assigned otherwise than by will or the laws of descent and distribution. Any attempted assignment, transfer, pledge, hypothecation, or other disposition of an RSU contrary to the provisions of the Plan or the provisions hereof, and the levy of any execution, attachment, or similar process upon an RSU, will be null and void and without effect.

13.
Adjustment. In the event of a reorganization, reclassification, combination of shares, stock split, reverse stock split, spin-off, stock dividend, dividend in kind, other distribution or other such event then the number of RSUs shall be appropriately adjusted by the Committee to reflect such event. In the event there shall be any other change in the number or kind of outstanding shares of Common Stock, or any stock or other securities into which such shares of Common Stock shall have been changed, or for which it shall have been exchanged, whether by reason of a merger, consolidation or otherwise, then the Committee shall, in its sole discretion, determine the appropriate adjustment, if any, to be effected.

14.	Further Assurances
By accepting the RSUs discussed herein, you agree to execute such papers, agreements, assignments, or documents of title as may be necessary or desirable to effect the purposes described herein and carry out its provisions.

15.	Governing Law
The agreement and understanding regarding the RSUs, and its interpretation and effect, shall be governed by the laws of the State of Minnesota applicable to contracts executed and to be performed therein.

16.	Amendments
Except as provided in the Plan, this Award Agreement may be amended only by a written agreement executed by the Company and you.

17.	Entire Agreement
The provisions set forth herein and those contained in the Grant Letter and the Plan embody the entire agreement and understanding between you and the Company with respect to the matters covered herein, in the Grant Letter and in the Plan, and such provisions may only be modified pursuant to a written agreement signed by the party to be charged.

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